Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SES AI Corporation our report dated March 31, 2022, with respect to our audit of the financial statements of SES AI Corporation (formerly known as Ivanhoe Capital Acquisition Corp.) included in its annual report on Form 10-K for the fiscal year ended December 31, 2021, and to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York

April 13, 2022